QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related prospectus of Hovnanian Enterprises, Inc. (the "Company"), K. Hovnanian Enterprises, Inc. and certain subsidiaries of the Company for the registration of $150,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated December 6, 2002 (except Note 20, as to which the date is December 31, 2002), with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended October 31, 2002, filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

New York, New York
July 17, 2003

QuickLinks

CONSENT OF INDEPENDENT AUDITORS